Exhibit 99.1

Technical Olympic USA Reports Results for Third
Quarter Ended September 30, 2003

Friday, October 31, 2003

Highlights of the quarter include, compared against September 30, 2002:

•	Record Homebuilding revenue of $430.4 million, a 26% increase

•	Record backlog of 3,327 homes, a 42% increase

•	Record sales backlog of $902.9 million, a 37% increase

•	Strong community count increase to 206 from 145

HOLLYWOOD, Fla., October 31, 2003 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS — News), today reported results for the three and nine months ended September 30, 2003.

“Our results reflect the significant investments we have made, and continue to make, during our transition from a group of regional homebuilders into a large national homebuilder subsequent to our merger in June 2002,” said Antonio B. Mon, Chief Executive Officer of the Company. “These investments in people, processes and systems are essential steps in building the foundation that will enable us to successfully manage the much larger business we are in the process of creating.”

Mr. Mon continued, “As seen by the record number of active communities, net new sales contracts and resulting backlog we are reporting, it is clear that our core strategy of growing within our existing markets is beginning to take hold across our company, enabling us to achieve continued growth and positioning us well for the future.”

Income from continuing operations decreased to $21.5 million (or $0.76 per diluted share) during the three months ended September 30, 2003 from $26.3 million (or $0.95 per diluted share) during the three months ended September 30, 2002. The decrease in income from continuing operations is attributable to a decrease in Homebuilding pretax income to $29.2 million during the three months ended September 30, 2003, from $38.6 million during the three months ended September 30, 2002, however, the results for the prior year included the reversal of a severance accrual of $5.9 million as compared to a severance accrual of $1.1 million during the three months ended September 30, 2003. This was partially offset by an increase in Financial Services pretax income to $4.8 million during the three months ended September 30, 2003, from $3.7 million during the three months ended September 30, 2002.

Income from continuing operations increased to $62.4 million (or $2.23 per diluted share) during the nine months ended September 30, 2003, from $46.8 million (or $1.68 per diluted share) during the nine months ended September 30, 2002. The increase in income from continuing operations is attributable to an increase in Homebuilding pretax income to $84.5 million during the nine months ended September 30, 2003, from $63.8 million during the nine months ended September 30, 2002, however, the results for the prior year included merger and severance related expenses of $18.6 million and a $5.4 million loss on the early retirement of debt as compared to a net charge of $0.5 million in severance expenses during the nine months ended September 30, 2003. Additionally, the Company experienced an increase in Financial Services pretax income to $13.9 million during the nine months ended September 30, 2003, from $10.9 million during the nine months ended September 30, 2002.

Total revenues increased to $443.2 million during the three months ended September 30, 2003, from $350.4 million during the three months ended September 30, 2002. The increase of 27% is attributable to increases in Homebuilding revenues and Financial Services revenues of 27% and 28%, respectively. Total revenues increased to $1.19 billion during the nine months ended September 30, 2003, from $1.02 billion during the nine months ended September 30, 2002. The increase of 17% is attributable to increases in Homebuilding revenues and Financial Services revenues of 16% and 36%, respectively.

The Company’s effective tax rate attributable to income from continuing operations decreased to 36.5% during the three and nine months ended September 30, 2003, from 37.8% and 37.3% during the three and nine months ended September 30, 2002, respectively. The decrease is due primarily to expected reductions in state taxes as a result of modifying the Company’s corporate structure and other tax planning initiatives.

Homebuilding

During the three months ended September 30, 2003, Homebuilding revenues increased to $430.4 million, from $340.3 million during the three months ended September 30, 2002. The increase of 27% was due primarily to the increase in revenues from home sales to $410.4 million during the three months ended September 30, 2003, from $330.8 million during the three months ended September 30, 2002. This increase of 24% is due to an increase in home deliveries to 1,559 during the three months ended September 30, 2003, from 1,252 during the three months ended September 30, 2002. The 25% increase in home deliveries was partially offset by a slight decline in the average selling price on delivered homes to $263,000 from $264,000. In addition to the increase in revenue from home sales, the Company generated additional revenue from land sales. For the three months ended September 30, 2003, the Company’s revenues from land sales were $19.9 million, as compared to $9.5 million for the three months ended September 30, 2002. For the nine months ended September 30, 2003, Homebuilding revenues increased to $1.16 billion, from $997.2 million for the nine months ended September 30, 2002. This increase of 16% is primarily attributable to an increase in revenues from home sales to $1.13 billion during the nine months ended September 30, 2003, from $985.2 million during the nine months ended September 30, 2002. This increase of 15% is due to a 17% increase in home deliveries to 4,332 for the nine months ended September 30, 2003, from 3,713 during the nine months ended September 30, 2002. This increase was partially offset by a slight decrease in the Company’s average selling price on homes delivered to $262,000 during the nine months ended September 30, 2003, from $265,000 during the nine months ended September 30, 2002. In addition, the Company generated higher revenues from land sales. For the nine months ended September 30, 2003, the Company generated revenues from land sales of $25.4 million as compared to $12.0 million for the nine months ended September 30, 2002.

The Company’s Florida region realized an increase in revenue from home sales of $30.8 million, or 8%, to $394.5 million during the nine months ended September 30, 2003. This increase is primarily due to a 10% increase in home deliveries to 1,628, which was partially offset by a slight decrease in the average selling price of homes delivered to $242,000 during the nine months ended September 30, 2003, as compared to 1,477 home deliveries and an average selling price of homes delivered of $246,000 during the nine months ended September 30, 2002. The increase in home deliveries is primarily due to the deliveries generated by the Company’s Jacksonville division, which was acquired during the fourth quarter of 2002.

The Company’s Mid-Atlantic region realized an increase in revenue from home sales of $12.4 million, or 9%, to $153.6 million during the nine months ended September 30, 2003. This increase is primarily due to a 13% increase in home deliveries to 472, which was partially offset by a decline in the Company’s average selling price to $325,000 during the nine months ended September 30, 2003, as compared to 416 home deliveries and an average selling price of homes delivered of $339,000 during the nine months ended September 30, 2002. The increase in home deliveries is primarily attributable to the deliveries generated by the Company’s Baltimore division, which was acquired during the fourth quarter of 2002. This increase in home deliveries by the Company’s Baltimore division was partially offset by a decline in home deliveries by the Company’s Virginia division, which had a shortage of available product during the period as compared to the prior year due to the timing of new community openings.

The Company’s Texas region realized a slight decline in revenue from home sales of $2.7 million, or 1%, to $294.8 million during the nine months ended September 30, 2003. This decrease is primarily due to a 1% decline in home deliveries to 1,127 during the nine months ended September 30, 2003, as compared to 1,141 home deliveries during the nine months ended September 30, 2002. The unit volume for the nine months ended September 30, 2003 continues to reflect the slower demand for new housing in several of the Company’s Texas markets. The decline in home deliveries was partially offset by a slight increase in the Company’s average selling price in this region to $262,000 for the nine months ended September 30, 2003, as compared to $261,000 for the nine months ended September 30, 2002.

The Company’s West region realized an increase in revenue from home sales of $108.2 million, or 59%, to $291.1 million for the nine months ended September 30, 2003. This increase is due to a 63% increase in home deliveries to 1,105 during the nine months ended September 30, 2003, from 679 home deliveries during the nine months ended September 30, 2002. The increase in home deliveries is primarily due to the deliveries generated by the Company’s acquisitions in Las Vegas and Colorado, which occurred during the first quarter of 2003. The increase in home deliveries was partially offset by a decline in the Company’s average selling price in this region to $263,000 from $269,000 as a result of the diversification of the Company’s product mix in this region due to the Company’s recent acquisitions.

The Company’s Homebuilding gross profit increased to $86.5 million for the three months ended September 30, 2003, from $69.8 million for the three months ended September 30, 2002. This increase of 24% is primarily due to an increase in revenue from home sales. The Company’s gross margin on home sales decreased to 19.2% during the three months ended September 30, 2003, from 20.8% during the three months ended September 30, 2002. This decrease is primarily due to an increase in the cost of homesites. The Company believes that its gross margin has stabilized. Additionally, for the three months ended September 30, 2003, the Company generated gross profit on land sales of $7.7 million as compared to $1.0 million for the comparable period in the prior year. For the nine months ended September 30, 2003, the Company’s Homebuilding gross profit increased by $32.3 million, or 16%, to $235.7 million from $203.4 million during the nine months ended September 30, 2002. This increase was primarily due to an increase in revenue from home sales and to a lesser degree to an increase in the gross profit generated from land sales. The Company’s gross margin on home sales declined slightly to 20.0% during the nine months ended September 30, 2003, from 20.5% during the nine months ended September 30, 2002. For the nine months ended September 30, 2003, the Company generated gross profit on land sales of $9.2 million, as compared to $1.2 million for the comparable period in the prior year.

SG&A expenses increased to $53.9 million during the three months ended September 30, 2003, from $36.2 million during the three months ended September 30, 2002. As a percentage of Homebuilding revenues, SG&A expenses increased to 12.5% for the three months ended September 30, 2003, as compared to 10.6% for the three months ended September 30, 2002. For the nine months ended September 30, 2003, SG&A expenses increased to $146.4 million, approximately 50% of which was general and administrative expenses, from $112.9 million during the nine months ended September 30, 2002. As a percentage of Homebuilding revenues, SG&A expenses increased to 12.6% for the nine months ended September 30, 2003, as compared to 11.3% for the nine months ended September 30, 2002. A significant portion of the increase in SG&A expenses during 2003 is attributable to the general and administrative expenses necessary to effect the Company’s transition from two separately operated homebuilders to a single national homebuilder and to implement the Company’s core strategy of obtaining critical mass in its existing markets. The Company is beginning to see the results of this transition as the Company has increased the number of active communities and homes in backlog as of September 30, 2003, by 42% to 206 and 3,327, respectively, as compared to 145 and 2,337, respectively, as of September 30, 2002. The remainder of the increase in SG&A expenses is primarily attributable to expenses associated with recently acquired companies.

Upon consummation of the Company’s merger in June 2002, the Company began the process of identifying the steps necessary to become an efficient, large-scale homebuilder. Management identified the following significant objectives:

•	Strengthen the Company’s management and operational resources;

•	Streamline the Company’s operational and corporate structure; and

•	Integrate the Company’s information systems.

Since the merger, the Company has substantially strengthened its management and operational resources and streamlined its operational and corporate structure. This plan consisted of placing experienced controllers in the Company’s divisions and regional offices as well as developing a corporate center to efficiently manage the Company’s finance, operations, legal and corporate governance functions. The creation of the Company’s corporate center has resulted in the development of an internal audit function, centralization of the Company’s treasury function and creation of a centralized shared services organization to oversee and manage the Company’s land acquisition, supply management, product development and building science functions. The Company believes that the development of a strong corporate center is a key component of improving the effectiveness of the Company’s critical business processes and strengthening the Company’s internal control structure and corporate governance. In connection with this initiative the Company incurred recruiting fees and other costs of $0.7 million, which are not expected to be incurred in future periods. By the middle of 2004, the Company expects to have completed this portion of its transition plan.

Through the first nine months of 2003, the Company also incurred significant professional and other fees as a result of modifying its corporate structure to become more efficient from an organizational, operational, and income tax standpoint. The Company began to realize benefits from these expenditures in 2003 as the Company’s effective tax rate decreased to 36.5% and the Company expects to continue to recognize lower income taxes and other operating expenses over time. The Company believes that the costs associated with this initiative should be completed by the end of the first quarter of 2004.

Beginning shortly after the Company’s merger, one of its primary initiatives was to integrate the Company’s information systems into one enterprise-wide platform and to enhance the Company’s internal financial and operational reporting. These enhancements included developing a company-wide point-of-sale system, an intranet site, which has become the information distribution network for the Company’s divisions, and a “should cost” model, which will be used to benchmark the cost/benefit of design and construction decisions. The Company believes that these enhancements will enable the Company to effectively operate as a large-scale homebuilder and support the Company’s anticipated growth. As a result of the Company’s systems integration, during the nine months ended September 30, 2003, the Company experienced a $0.8 million increase in non-capitalizable information technology expenses consisting primarily of consulting fees, systems training and other related expenses. The Company’s information systems integration is expected to be completed during the fourth quarter of 2003.

The Company believes that the successful completion of its transition plan will enhance its ability to effectively manage its business and execute its strategic growth plans. The Company anticipates that additional non-recurring costs related to completing its transition will be incurred through the first half of 2004. The Company believes that on a comparable basis, its SG&A expenses as a percentage of homebuilding revenues will decline in the second half of 2004.

Financial Services

Financial Services revenues increased to $12.9 million during the three months ended September 30, 2003, from $10.1 million during the three months ended September 30, 2002. The Company’s Financial Services revenues increased to $35.6 million during the nine months ended September 30, 2003, from $26.1 million during the nine months ended September 30, 2002. The increase in Financial Services revenues is primarily attributable to an increase in the number of closings by the Company’s mortgage and title operations. The number of closings at the Company’s mortgage operations increased to 1,281 and 3,405 for the three and nine months ended September 30, 2003, respectively, from 1,030 and 2,716 for the three and nine months ended September 30, 2002, respectively. The number of closings at the Company’s title operations increased to 5,808 and 16,073 for the three and nine months ended September 30, 2003, respectively, from 4,435 and 12,567 for the three and nine months ended September 30, 2002, respectively. The Company’s Financial Services segment capture ratios have remained relatively consistent with the corresponding quarter in the prior year. The Company’s mortgage operations capture ratio was 58% for the nine months ended September 30,

2003, as compared to 60% for the nine months ended September 30, 2002. The Company’s title operations capture ratio was 81% for the nine months ended September 30, 2003, as compared to 83% for the nine months ended September 30, 2002.

Financial Services expenses increased to $8.1 million for the three months ended September 30, 2003, from $6.4 million for the three months ended September 30, 2002. For the nine months ended September 30, 2003, Financial Services expenses increased to $21.7 million from $15.3 million for the nine months ended September 30, 2002. The increases in Financial Services expenses of 26% and 42%, for the three and nine months ended September 30, 2003, respectively, are primarily attributable to the increased revenues and the expansion into new markets.

EBITDA

During the three months ended September 30, 2003, the Company generated EBITDA of $46.0 million as compared to $50.7 million during the three months ended September 30, 2002. The decrease in EBITDA is primarily a result of $1.1 million in severance charges incurred during the three months ended September 30, 2003, and a $5.9 million reversal of accrued merger expenses during the three months ended September 30, 2002. During the nine months ended September 30, 2003, the Company generated EBITDA of $129.4 million, as compared to $100.5 million during the nine months ended September 30, 2002. The increase in EBITDA is primarily a result of $18.6 million in severance and merger related charges and a $5.4 million loss on the early retirement of debt incurred during the nine months ended September 30, 2002, as compared to severance charges of $0.5 million incurred during the nine months ended September 30, 2003.

Guidance

The Company today reaffirmed its 2003 financial guidance of an EPS estimate of $2.75 to $2.90, assuming 28.2 million diluted shares. In connection with this confirmation, the Company provided the following financial and operational guidance for the full year 2003:

•	Community Count: approximately 225 (as of December 31, 2003)

•	Aggregate Home Deliveries: 6,000 to 6,100

•	Revenues from Home Sales: $1.560 billion to $1.586 billion

•	Net Income: $78 million to $82 million

With respect to its 2004 guidance, the Company stated that it was confident that it would meet or exceed EPS guidance of $3.93 per share, assuming 28.5 million diluted shares. In addition, the Company provided the following financial and operational guidance for the full year 2004:

•	Community Count: approximately 270 (as of December 31, 2004)

•	Aggregate Home Deliveries: 8,000

•	Revenues from Home Sales: $2.05 billion

•	Net Income: $112 million

“We expect 2004 to reflect the successful completion of many of our transition efforts, with the transition completed in the first half of 2004,” said Mr. Mon. “In the second half of 2004, we expect to realize the benefits of these efforts and capitalize on our growth plans.”

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

Selected Consolidated Statements of Income and Related Data
(DOLLARS IN THOUSANDS)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,

	2002	2003	2002	2003

HOMEBUILDING:
Revenues:
Home sales	$330,759	$410,446	$985,243	$1,133,967
Land sales	9,540	19,915	11,956	25,357

	340,299	430,361	997,199	1,159,324
Cost of Sales:
Home sales	262,009	331,616	783,009	907,392
Land sales	8,494	12,244	10,785	16,248

	270,503	343,860	793,794	923,640

Gross profit	69,796	86,501	203,405	235,684
Selling, general and administrative expenses	36,204	53,932	112,871	146,355
Variable stock-based compensation expense	—	518	—	925
Depreciation and amortization expense	1,300	2,510	4,540	6,125
Severance and merger related expenses	(5,874)	1,111	18,593	534
Loss on early retirement of debt	—	—	5,411	—
Other income, net	(475)	(752)	(1,826)	(2,719)

Homebuilding pretax income	38,641	29,182	63,816	84,464
FINANCIAL SERVICES:
Revenues	10,138	12,886	26,147	35,591
Expenses	6,439	8,132	15,254	21,726

Financial Services pretax income	3,699	4,754	10,893	13,865

Income from continuing operations before income taxes	42,340	33,936	74,709	98,329
Income tax expense	16,002	12,387	27,879	35,891

Income from continuing operations	$26,338	$21,549	$46,830	$62,438

OTHER DATA:
EBITDA (1)	$50,680	$46,008	$100,545	$129,445
Gross margin on revenue from home sales	20.8%	19.2%	20.5%	20.0%
Ratio of SG&A expenses to Homebuilding revenues	10.6%	12.5%	11.3%	12.6%
Ratio of Homebuilding pretax income to Homebuilding revenues	11.4%	6.8%	6.4%	7.3%
Total active communities at period end	145	206	145	206
Homes delivered	1,252	1,559	3,713	4,332
Average sales price per home delivered	$264	$263	$265	$262
Sales value of homes in backlog at end of period	$659,893	$902,890	$659,893	$902,890
Homes in backlog at end of period	2,337	3,327	2,337	3,327

(1)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation, and amortization and consists of the sum of income from continuing operations before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. The Company has included information concerning EBITDA because the Company believes that it is an indication of the profitability of the Company’s core operations and reflects the changes in the Company’s operating results. The Company does not use EBITDA as a measure of its liquidity because the Company does not believe it is a meaningful indication of the Company’s cash flow. EBITDA is not required by generally accepted accounting principles, or GAAP, and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of the Company’s liquidity. A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is provided below (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net income	$26,338	$21,549	$51,793	$62,438
Less: income from discontinued operations, net of taxes	—	—	(4,963)	—

Income from continuing operations	26,338	21,549	46,830	62,438
Add: income taxes	16,002	12,387	27,879	35,891
Add: interest in cost of sales	6,306	9,562	20,542	24,991
Add: interest expense	734	—	754	—
Add: depreciation and amortization expense	1,300	2,510	4,540	6,125

EBITDA	$50,680	$46,008	$100,545	$129,445

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	December 31,	September 30,
	2002	2003

	(unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$44,825	$38,335
Restricted	23,645	13,923
Inventory	753,872	1,041,350
Property and equipment, net	13,862	21,026
Other assets	30,681	46,006
Goodwill, net	78,252	103,720

	945,137	1,264,360
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	4,386	3,514
Restricted	22,866	37,840
Mortgage loans held for sale	58,840	50,963
Other assets	3,659	3,939

	89,751	96,256

Total assets	$1,034,888	$1,360,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable	$24,951	$51,092
Accrued and other liabilities	71,869	80,520
Customer deposits	24,564	36,050
Consolidated land bank obligations	16,288	109,135
Homebuilding borrowings	413,110	531,671

	550,782	808,468
FINANCIAL SERVICES:
Accounts payable and other liabilities	21,560	38,530
Financial services borrowings	48,309	42,374

	69,869	80,904

Total liabilities	620,651	889,372
Minority interest	9,092	3,501
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock — $.01 par value; 67,000,000 shares authorized and 27,878,787 and 27,889,036 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	279	279
Additional paid-in capital	322,400	322,560
Retained earnings	82,466	144,904

Total stockholders’ equity	405,145	467,743

Total liabilities and stockholders’ equity	$1,034,888	$1,360,616

Selected Homebuilding Operating Data

The following table sets forth home sales and backlog data by region (dollars in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,

	2002	2003	2002	2003

HOMES DELIVERED:
Florida	427	582	1,477	1,628
Mid-Atlantic	135	165	416	472
Texas	430	404	1,141	1,127
West	260	408	679	1,105

Total	1,252	1,559	3,713	4,332

AVERAGE SALES PRICE PER HOME DELIVERED:
Florida	$246	$247	$246	$242
Mid-Atlantic	$335	$324	$339	$325
Texas	$258	$267	$261	$262
West	$268	$258	$269	$263
Company Average	$264	$263	$265	$262
REVENUES FROM HOME SALES:
Florida	$104,851	$143,824	$363,668	$394,536
Mid-Atlantic	45,221	53,452	141,161	153,563
Texas	111,051	107,847	297,511	294,750
West	69,636	105,323	182,903	291,118

Total	$330,759	$410,446	$985,243	$1,133,967

NEW SALES CONTRACTS, NET OF CANCELLATIONS:
Florida	424	743	1,342	2,050
Mid-Atlantic	90	155	470	503
Texas	397	428	1,240	1,356
West	284	520	849	1,322

Total	1,195	1,846	3,901	5,231

HOMES IN BACKLOG AT END OF PERIOD:
Florida	1,138	1,617	1,138	1,617
Mid-Atlantic	223	275	223	275
Texas	501	607	501	607
West	475	828	475	828

Total	2,337	3,327	2,337	3,327

SALES VALUE OF HOMES IN BACKLOG AT END OF PERIOD:
Florida	$312,137	$429,156	$312,137	$429,156
Mid-Atlantic	93,332	102,880	93,332	102,880
Texas	125,659	152,631	125,659	152,631
West	128,765	218,223	128,765	218,223

Total	$659,893	$902,890	$659,893	$902,890

About Technical Olympic USA, Inc.

Technical Olympic USA (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds and markets high-quality detached single-family residences, town homes and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release contains forward-looking statements, including statements regarding (1) continuing increases in the number of communities in which the Company is marketing and the impact on the Company’s financial results, (2) the Company’s strategy to become a major player in the markets that it competes, (3) financial guidance regarding the Company’s results of operations in 2003 and 2004, (4) the Company’s expectations regarding the successful completion of its transition plan and the anticipated benefits resulting from the implementation of its transition plan, (5) the Company’s estimates regarding the timing of completion of the various components of its transition plan and (6) the Company’s estimates regarding SG&A expenses to be incurred during 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the Company’s future community count, ability to improve operating efficiencies, sales and backlog and its financial guidance for 2003 and 2004, these factors include (1) economic or other business conditions that affect the desire or ability of the Company’s customers to purchase new homes in markets in which it conducts business, (2) the Company’s ability to identify and acquire additional homebuilding opportunities at anticipated prices, (3) the Company’s ability to successfully integrate and to realize the expected benefits of recent acquisitions, (4) the Company’s ability to access sufficient capital to finance its growth, (5) any delays or difficulties encountered in completing the Company’s transition plan or any negative effects resulting from the implementation of its transition plan, (6) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials, (7) an increase in interest rates, (8) decline in the demand for, or the prices of, housing, (9) the Company’s ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames, (10) a decline in the value of the land and home inventories that the Company maintains, (11) the Company’s ability to compete in its existing and future markets, and (12) an increase or change in governmental regulations. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 12, 2003.